Exhibit 10.8

Contract No.: H201702922-2003

House Leasing Contract

Supervised by Shanghai Housing and Land Resources Administration Bureau and Shanghai Administration for Industry & Commerce

House Leasing Contract

Lessor (Party A): Shenzhen Meitailong Investment Development Co., Ltd.

Business License No.: 9144030Q568547287W

Agent: Wu Jincheng / He Xiaorong	Finance QQ: 254173750

Tel: 136-9190-8868 / 137-6030-5588	Finance Tel: 0755-36889299

Lessee (Party B): Shanghai Pucai Investment Management Co., Ltd.

Business License No. (ID card): 913101063987977417

Agent: ________________________Finance QQ:______________________________

Tel: _______________________________

Both parties of the Contract hereby agree with the leasing clauses as follows:

I. Leased property

1.1 Party A will lease the property at Room 2003, 20F, Harbour Ring Plaza, No. 18, Tibet Middle Road, Huangpu District, Shanghai to Party B in current state (hereinafter referred to “leased property”).

1.2 The purpose of leased property is research, development and office. Party B shall obtain written consent from Party A to use the leased property for other purposes and apply to real estate competent department for changing the purpose of leased property as per relevant laws and regulations and change the purpose as approved.

II. Lease term

2.1 The Lease term is from Sept. 22, 2017 to Oct. 31, 2019 and the rent is charged from Oct. 9, 2017. If Party B fulfills the contract as agreed, Sept. 22, 2017 to Oct. 8, 2017 is the rent-free period. If Party B surrenders the tenancy in the lease term, there is no rent-free period and Party A has the right to ask Party B to pay the rent in the rent-free period.

2.2 Party A shall hand over the leased property to Party B for use before Sept. 22, 2017. If Party A hands over the leased property after the aforesaid time, the lease term in the Contract shall be prolonged accordingly.

III. Lease expense (including rent and supporting service fee)

3.1   Rent: RMB 73,486 per month, □√including tax □×excluding tax

Supporting service fee: RMB 9,060 per month, □√including tax □×excluding tax

3.2   Progressive increase of rent:

3.2.1 From the date  /     /     /     , the monthly rent is RMB  /

The supporting service fee is RMB  /      per month.

3.2.2 From the date  /     /     /     , the monthly rent is RMB  /

The supporting service fee is RMB  /      per month.

3.3  Party B shall pay the rent of the first period before Sept. 27, 2017 and the rent of the first period is RMB 54521.22 and the supporting service fee of the first period is RMB 11,856.00. The beginning and ending date of the first period is Oct. 9, 2017-Oct. 31. 2017 and it’s settled as per natural month.

3.4  Party B shall pay the rent of next month before the 20th day of the month. (It will be prolonged accordingly in case of holidays and festivals)

IV. Premium for lease

4.1  Before Sept. 27, 2017, Party B shall pay rent of three months as deposit of RMB 247,638.00, water and electricity deposit of RMB 6,040.00 (water and electricity deposit of 20 yuan/m2) and office furniture deposit of RMB 30,200.00 (office furniture deposit of 100 yuan/m2), totally RMB 283,818.00. Party A shall issue a receipt to the Party B after receiving above amount.

4.2  Upon expiration of the Contract, if Party B no longer renews the lease, Party A shall return the lease deposit (without interest) to Party B. If Party B has expenses not paid, Party B has the right to deduct expenses from the deposit.

V. Party A’s account

Account name: Shenzhen Meitailong Investment Development Co., Ltd.

Deposit bank: Penglong Subbranch, Shenzhen Branch of Bank of China

Account No.: 744 557 935 145

VI. Obligations of both parties

6.1 Supporting service provided by Party A includes daily property service; maintenance of relevant facilities in the floor HV and LV electric well; maintenance of floor restroom; daily inspection service of floor firefighting facilities; enterprise consultation and tax consulting services. The supporting service fee includes property service fee for the building.

6.2 When using the leased property, if the rental property major facilities are damaged or faulty, Party B shall notify Party A for repairing. Party A shall do repairing within five days after receiving Party B’s notice. In case of emergent conditions, be sure to do repairing immediately and Party B shall do the repairing and notify Party A of relevant condition. The maintenance costs incurred in following conditions shall be borne by Party A. For fault or damage of indoor consumables of leased property like lamps, switches, air conditioners, door locks, Party B shall do repairing or pay maintenance cost.

6.3 In the lease term, Party B shall strictly abide by management regulations for electricity and fire safety. It’s prohibited to use electricity under excess load, randomly connect wire nor use open fire. For fire in office area for Party B’s reason, Party B shall assume responsibility and compensate losses to adjacent unit or other losses arising therefrom.

If Party B needs to draw a temporary line or add electrical equipment, Party B must obtain approval from the property management organization of the Lessor and equipment shall be installed by a formal electrician with qualification certificate. For transformation and decoration, Party B shall obtain written permission from the property management organization of the Lessor and all electrical equipment can be operated safely. The power supply is off when people leave the site. Be sure to configure reasonable and necessary firefighting equipment, train the staff, improve the self-prevention and rescue ability of firefighting equipment; follow the firefighting safety management of property management organization of the Lessor, voluntarily accept various safety check, put forward active rectification of potential safety hazards; shut off power switch, doors, windows, electronic equipment, etc. in time after work and leave after confirming safety.

6.4 Upon expiration of the lease term, Party B shall not damage internal decoration facilities but completely retain decoration facilities at the delivery of Party A.

6.5 In the lease term, Party B shall not sub-lease all or part of leased property to others.

6.6 In the lease term, both parties confirm that water and electricity costs, indoor sanitation fee and expenses for application and installation of network optical fiber equipment, telephone, etc. in the property shall be borne by Party B.

VII. Default clause

7.1 If Party A requires Party B to surrender the tenancy, Party A shall compensate rent of three months to Party B as the liquidated damages and Party A shall return full deposit to Party B, therefore, both parties can terminate the Contract. In this case, Party B shall not make other claims for compensation.

7.2 In the lease term, if Party B delays to make payment to Party A for over three days, Party A can remind Party B of paying due fee by phone call, mobile phone message, Wechat, QQ, etc. If Party B fails to make payment within three days after receiving the remind of Party A, it shall be deemed as Party B’s fundamental breach of contract. Party A has the right to charge overdue fine as per 5‰ of payables per day till all expenses are settled. Or Party A has the right to confiscate the lease deposit and unilaterally terminate the leasing contract. Party B shall still pay due rent, water, electricity fee and air conditioning fee and relevant costs in the lease term. If Party A terminates the Contract due to fundamental breach of contract of Party B, Party A has the right to take back the leased property and Party B must move out and settle relevant expenses of the leased property within two days. If Party B fails to move out or return keys of the leased property, it shall be deemed as that Party B waives the claim rights of goods in the house. Party A can cut off water and power supply and Party A has the right to enter the leased property to randomly dispose goods and further claim for payment of expenses incurred by Party B.

7.3 In the execution of the Contract, for lawsuit or arbitration caused by Party B, and the court’s property preservation measures and attachment, Party A has the right to unilaterally terminate the Contract. Economic loss incurred to Party A and loss of site rent as party A fails to lease the site to others due to preservation and attachment measures of the court shall be compensated fully by Party B.

7.4 If Party B surrenders the tenancy before the expiration of lease term, Party B shall compensate rent of three months to Party A as the liquidated damages and Party A has the right to confiscate the lease deposit of Party B.

VIII. Other clauses

8.1 If Party A and Party B agree that the contract price is tax inclusive, Party A shall issue an invoice within ten working days after receiving expenses of Party B. If Party A and Party B agree that the contract price is tax exclusive, Party B shall pay 6% tax and Party A will issue an invoice to Party B. Party B confirms that the leased property address is the address where the document and bills of Party B are sent. The delivery cost generated by the change of address shall be borne by Party B.

8.2 If Party A leases the decorated property to Party B, and Party B needs to make renovation, Party B shall obtain written consent from Party A and not recover the house to original state at surrender of tenancy.

8.3 The basic electric charge of the property is 1.27 yuan (including line loss). The water and electric charge and air conditioning fee in public area (water, electricity and public lighting in the toilet) shall be shared as per  /      yuan/m2/month.

8.4 In the lease term, Party B shall not change the subject of the contract. Party B shall not use the lease deposit to deduct the rent and other relevant expenses. When moving out, Party B shall clean the house and remove garbage. If Party A arranges personnel to do cleaning, the cleaning fee shall be borne by Party B. The charging standard is 10 yuan/m2.

8.5 All expenses and expenditures (including but not limited to attorney fee, litigation fee, etc.) incurred from Party A collecting rent from Party B or exercising rights of the Contract shall be borne by Party B and Party A has the right to claim compensation from Party B.

8.6 If Party B hasn’t confirmed to renew the lease in three months before the expiration of lease term, Party A and intermediary company entrusted by Party A can bring new tenants to the house and Party B shall cooperate with it.

IX. Termination of contract

9.1 Before the expiration date of lease term or three days before the termination of contract, Party B shall return the leased property and move out from the registered address in the business license and ensure that leased property and auxiliary facilities are good (excluding normal abrasion), settle various expenses and handle handover formalities. Party A shall return the lease deposit to Party B by bank transfer within five days after Party B moves out and return the leased property. If Party B fails to return the leased property in time, Party A has the right to take back the leased property and charge double rent for the delay period.

9.2 Upon expiration of the lease term agreed in this Contract, to renew the lease of leased property, Party B shall file an application of renewal to Party A within three months before the expiration date. Under same condition, Party B has the priority to rent the property.

X. Dispute resolution

10.1 Any dispute arising from the Contract shall be resolved through friendly negotiation, if negotiation fails, the dispute shall be submitted to the people’s court where the property is located for solution.

10.2 The Contract shall take effect from the signing date. The Contract is in duplicate, one for Party A and Party B respectively with equal legal effect. The Contract was signed and executed in Shanghai.

10.3 Deposit clauses: Party A and Party B confirm that Party B shall pay rent guarantee deposit and rent of the first period excluding deposit before Sept. 27, 2017. If Party B fails to make payment in time, the Contract shall be canceled automatically and Party A has the right to confiscate Party B’s deposit and lease the house to others.

XI. Remarks: (If remarks are conflicted with contract provisions, Party A and Party B shall abide by the remarks)

1. From the date of termination of the Agreement, Party A confirms that Party B has handed over the house and settled all expenses and Party A shall return full deposit to Party B within five working days. If Party A delays to return full deposit to Party B, Party A shall charge liquidated damages against Party B as per 5‰ of full premium per day.

2. Party A shall issue rent VAT special invoice to Party B at tax rate of 5% and issue supporting service fee VAT special invoice at tax rate of 6%.

Lessor:	Shenzhen Meitailong Investment Development Co., Ltd.	Lessee	Shanghai Pucai Investment Management Co., Ltd.

Sept. 22, 2017		Sept. 22, 2017

Business license

Unified social credit code: 91440300568547287W

Name	Shenzhen Meitailong Investment Development Co., Ltd.
Subject type	Liability Limited Company
Domicile	502, Phase 2, Huiheng Building, No. 12, 7th Hi-tech Road South, Nanshan Science and Technology Park, Shenzhen
Legal representative	He Xiaorong
Date of establishment	January 11, 2011
Important tips

1. The business scope of commercial subject shall be determined as per the Articles of Association. For items in the business scope to be approved as per laws and regulations, relevant business activities shall be carried out after license and approval documents are obtained.

2. For the business scope and approval items, annual report and other credit information of commercial subjects, please log in commercial subject credit information publicity platform of Shenzhen Market and Quality Supervision Management Committee (website http://www.szcredit.com.cn) or scan the 2D code of license for inquiry.

3. Commercial subjects shall submit annual report of previous year to the commercial registration authority during Jan. 1 and June 30 of each year. Commercial subjects shall publicize information to the society as per Interim regulations on enterprise information disclosure.

Registration authority

November 9, 2015

Shenzhen Market Supervision and Administration

Supervised by State Administration for Industry and Commerce of the People’s Republic of China

Name	He Xiaorong
Gender	Male	Nationality	Han
Date of birth	February 28, 1982
Address	No. 60, Group 4, Yangguang Village, Guanzi Town, Yilong County, Sichuan Province
Citizen ID number	511324198202281539

Shenzhen Meitailong Investment Development Co., Ltd.

The People’s Republic of China

Identity Card

Issuing Authority: Yilong County Public Security Bureau

Valid Period: 08/10/2016-08/10/2036